Filed pursuant to Rule 433
Registration No. 333-208507

ROYAL BANK OF CANADA
MEDIUM-TERM NOTES, SERIES G
$100,000,000
SENIOR FLOATING RATE NOTES, DUE OCTOBER 31, 2018
FINAL TERM SHEET
DATED OCTOBER 28, 2016

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	Senior Floating Rate Notes, due October 31, 2018 (the “Notes”)

Expected Ratings[1]:	Aa3 / AA- / AA (Negative / Negative / Negative)

Principal Amount:	$100,000,000

Issue Price:	100.000%

Trade Date:	October 28, 2016

Settlement Date (T+2) :	November 1, 2016

Maturity Date:	October 31, 2018

Minimum Denomination:	$1,000 and multiples of $1,000

Interest Rate:	3-month USD LIBOR plus 40 bps payable and reset quarterly

Fees:	0.05%

Interest Payment Dates:	Quarterly on January 31, April 30, July 31, and October 31, of each year, commencing on January 31, 2017, and on the Maturity Date

Payment Convention:	Modified following business day convention, adjusted

Business Days:	London, New York, Toronto

Day Count Fraction:	Actual / 360

Listing:	None

Optional Redemption:	None

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

CUSIP / ISIN:	78012KVA2 / US78012KVA23

Sole Bookrunner:	RBC Capital Markets, LLC

Co-Managers:	Academy Securities, Inc. Drexel Hamilton, LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the sole bookrunner will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll free at 1-866-375-6829.